Filed pursuant to Rule 424(b)(3)	Registration No. 333-267970

PROSPECTUS SUPPLEMENT NO. 1

(to Form S-1 dated February 14, 2023)

The Marquie Group, Inc.

Up to 75,000,000 Shares of Common Stock

This prospectus supplement (the “Supplement”) forms a part of our registration statement on Form S-1 (No. 333-267970) declared effective February 14, 2023 (the “Registration Statement”). This Supplement amends certain information in our Registration Statement. This Supplement should be read in conjunction with the Registration Statement, and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Registration Statement. Except for the changes expressly and specifically described below, this Supplement does not amend, update or restate any other items or sections of the Registration Statement, nor does it reflect events occurring after the date of the Registration Statement. This Supplement is not complete without and may only be delivered or utilized in connection with, the Registration Statement and the accompanying prospectus.

The Registration Statement and this Supplement relate to the resale by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”), or their permitted transferees, of up to 75,000,000 shares of common stock of The Marquie Group, Inc., a Florida corporation (the “Company”). We will not receive any of the proceeds from such sales of the shares of our common stock by the Selling Stockholders.

Our common stock is listed on OTC Markets under the symbol “TMGI”. The last reported sale price of our common stock on OTC Markets on March 7, 2023 was $0.003 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the Registration Statement to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Registration Statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 7, 2023.

EXPLANATORY NOTE

The Company filed its Registration Statement on Form S-1 on October 21, 2022 (Reg. No. 333-267970), which was declared effective on February 14, 2023. This Supplement to the Registration Statement is being filed solely to clarify our disclosure with respect to the principal of the Selling Stockholder, MacRab, LLC.

Therefore, page 2, paragraph 1 is hereby amended to read as follows:

This prospectus relates to the resale from time to time, of up to 75,000,000 shares of the common stock of The Marquie Group, Inc. (hereafter, “we,” “us,” “our,” “TMGI” or the “Company”) by the Selling Stockholder. For the purpose of this S-1, the Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholder. We do however, receive proceeds from the sale of securities pursuant to the Equity Commitment Agreement. Any participating broker-dealers and, if the Selling Stockholder is an affiliate of any such broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that its principal Mr. Mackey McFarlane is an associated person of the broker-dealer JH Darbie & Co., Inc. Our common stock is traded on the over-the-counter market under the symbol “TMGI”. The closing price for our common stock on January 3, 2023 was $0.0029 per share, as reported by the OTC Pink.

Page 17, footnote (4) of the Selling Stockholder table is hereby amended as follows:

(4)       Mackey McFarlane, manager of MacRab, LLC, has sole voting and dispositive power over the shares held by or issuable to MacRab, LLC. Mr. McFarlane disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. Mr. McFarlane is an associated person of the broker-dealer JH Darbie & Co., Inc. The principal business address of MacRab, LLC is 738 Mandalay Grove Ct., Merritt Island, FL 32953.

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